CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of this Post-Effective Amendment No. 2 to Registration Statement File No. 333-104713 on Form S-3 of our report dated March 9, 2004 relating to the financial statements, appearing on page F-1 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated March 9, 2004 relating to the consolidated financial statement schedules, which appear on page F-56 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "About our independent auditors" in the Prospectuses.




/s/ PricewaterhouseCoopers LLP
New York, New York
April 23, 2004